------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number          3235-0145
                                                  Expires:     October 31, 1994
                                                  Estimated average burden
                                                  hours per response .....14.90
                                                  ------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No. 6)*


                             Meditrust Corporation
                                (Name of Issuer)


                     7 1/2% Convertible Debentures Due 2001
                         (Title of Class of Securities)


                                   58501TAC2
                                 (CUSIP Number)


                               December 31, 2000
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [x]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

CUSIP No. 58501TAC2                   13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CLOVER CAPITAL MANAGEMENT, INC.
     16-1263400
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,911,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,911,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,911,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 58501TAC2                   13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     MICHAEL EDWARD JONES
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           111,201
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,931,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         111,201
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,931,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,042,201

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 58501TAC2                   13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     GEOFFREY HAROLD ROSENBERGER
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           140,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,912,100
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         140,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,912,100
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,052,100

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 58501TAC2                   13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     JAMES G. GOULD
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,921,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,921,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,921,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 58501TAC2                   13G


________________________________________________________________________________
Item 1(a).  Name of Issuer:

            Meditrust

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            909 Hidden Ridge
            Suite 600
            Irving, TX  75038

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            The persons filing this Schedule are Clover Capital Management, Inc. ("Clover"), Michael E. Jones, Geoffrey H. Rosenberger and James
            G. Gould (collectivley, the "Reporting Persons").

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            11 Tobey Village Office Park
            Pittsford, NY  14534

________________________________________________________________________________
Item 2(c).  Citizenship:

            Clover is incorporated in the State of New York. The other reporting persons are U.S. citizens.

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

            7 1/2% Convertible Debentures Due 2001

________________________________________________________________________________
Item 2(e).  CUSIP Number:

            58501TAC2

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

(1)  (e)  [x]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(2)  (g)  [x]  A parent  holding  company or control  person in accordance  with
               Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

(1)  As to Clover

(2)  As to the other reporting persons

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          See item 9 on pages 2, 3, 4, 5

     (b)  Percent of class:

          See item 11 on pages 2, 3, 4, 5

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                       ,

                See item 5 on pages 2, 3, 4, 5

          (ii)  Shared power to vote or to direct the vote                     ,

                See item 6 on pages 2, 3, 4, 5

          (iii) Sole power to dispose or to direct the disposition of          ,

                See item 7 on pages 2, 3, 4, 5

          (iv)  Shared power to dispose or to direct the disposition of

                See item 8 on pages 2, 3, 4, 5

________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

                                                                             [x]
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         The aggregate number and percentage of the subject securities beneficially owned by each of the Reporting Persons is as follows:

         NAME                          NO. OF SHARES        PERCENTAGE
         Clover                        2,911,000            3.2528
         Michael E. Jones              131,201              0.1466
         Geoffrey H. Rosenberger       141,100              0.1577
         James G. Gould                10,000               0.0112

         As investment adviser to the client accounts owning the subject securities, Clover shares the voting and dispositive power with the account owner of each account. As directors of Clover, Messrs. Jones, Rosenberger and Gould share the dispositive powers with Clover. In addition, Mr. Jones holds sole voting and dispositive power with respect to 111,201 and shared voting and dispositive power with respect to 20,000 shares of common stock of the subject securities beneficially owned by him (other than indirectly through Clover). Mr. Rosenberger holds sole voting and dispositive power with respect to 140,000 and shared voting and dispositive power with respect to 1,100 shares of common stock of the subject securities beneficially owned by him (other than indirectly through Clover). Mr. Gould holds shared voting and dispositive power with respect to 10,000 shares of the subject securities beneficially owned by him (other than indirectly through Clover).

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Not applicable

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not applicable

________________________________________________________________________________
Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2001                    By:/s/ Geoffrey H. Rosenberger
----------------------                  --------------------------------------
Date                                    Geoffrey H. Rosenberger
                                        Managing Director


February 12, 2001                       /s/ Michael E. Jones
----------------------                  --------------------------------------
Date                                    Michael E. Jones


February 12, 2001                       /s/ Geoffrey H. Rosenberger
----------------------                  --------------------------------------
Date                                    Geoffrey H. Rosenberger


February 12, 2001                       /s/ James G. Gould
----------------------                  --------------------------------------
Date                                    James G. Gould

                                   EXHIBIT A

                     AGREEMENT PURSUANT TO RULE 13D-1(F)(1)

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Meditrust Corporation at December 31, 2000 and agree that this filing is filed on behalf of each of them.


                        CLOVER CAPITAL MANAGEMENT, INC.



February 12, 2001                    By:/s/ Geoffrey H. Rosenberger
----------------------                  --------------------------------------
Date                                    Geoffrey H. Rosenberger
                                        Managing Director


February 12, 2001                       /s/ Michael E. Jones
----------------------                  --------------------------------------
Date                                    Michael E. Jones


February 12, 2001                       /s/ Geoffrey H. Rosenberger
----------------------                  --------------------------------------
Date                                    Geoffrey H. Rosenberger


February 12, 2001                       /s/ James G. Gould
----------------------                  --------------------------------------
Date                                    James G. Gould